UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 17, 2008 (December 16, 2008)

PERICOM SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation)

0-27026	77-0254621
(Commission File Number)	(I.R.S. Employer Identification No.)

3345 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

(408) 435-0800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under t e Exchange Act (17CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 16, 2008, the Board of Directors of Pericom Semiconductor Corporation (the “Company”) approved an Amended and Restated Change of Control Agreement (the “Amended and Restated Change of Control Agreement”), to be entered into by and between the Company and each of the executive officers of the Company and certain other officers to be selected by the Chief Executive Officer.  The Change of Control Agreement was amended and restated primarily to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.

The principal revisions contained in the Amended and Restated Change of Control Agreement consist of, with respect to officers who are terminated following a change in control of the Company under conditions specified in the Amended and Restated Change of Control Agreement:

•
changing the time and form of payment of severance from (i) a pay-out of salary and bonus over a 12-month period to (ii) a lump-sum payment of each (the “Lump Sum Payments”) within 30 days of termination;

•
delaying payment to “specified employees,” as that term is defined in Section 409A, of the Lump Sum Payments and delaying delivery of any shares underlying restricted stock units or other equity award that are subject to accelerated vesting under the Amended and Restated Change of Control Agreement, in each case, to the extent the equity award is nonqualified deferred compensation, for six months from the date such amounts or shares would have otherwise been paid or delivered, as the case may be;

•	including vesting acceleration with respect to restricted stock awards and restricted stock units among the change in control benefits available under the agreement; and

•
providing that the Amended and Restated Change of Control Agreement may be unilaterally further amended by the Company to ensure that all benefits provided are made in a manner that comply with Section 409A.

The foregoing is only a summary of the principal amendments to the Amended and Restated Change of Control Agreement and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Change of Control Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)        Exhibits

10.1	Amended and Restated Change of Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERICOM SEMICONDUCTOR CORPORATION

Date: December 17, 2008	By:	/s/ Angela Chen
Angela Chen
Chief Financial Officer